Exhibit 99.2

56 Prospect St., Hartford, Connecticut 06103-2818

800 Boylston St., Boston, Massachusetts 02199

News Release

EVERSOURCE ENERGY PRICES PUBLIC OFFERING OF 15,600,000 COMMON SHARES

HARTFORD, Conn. and BOSTON, Mass. (May 30, 2019) — Eversource Energy (NYSE: ES) today announced that it has priced its public offering of 15,600,000 of its common shares at a price per share of $72.50. Eversource Energy is directly offering 3,640,000 of its common shares to the underwriters. In addition, at Eversource Energy’s request, the forward counterparty (as defined below) is borrowing from third parties and selling 11,960,000 Eversource Energy common shares to the underwriters in the offering in connection with the forward sale agreement described below. In conjunction with the offering, Eversource Energy has granted to the underwriters a 30-day option to purchase up to 2,340,000 additional Eversource Energy common shares, all of which will be directly offered by Eversource Energy, upon the same terms.

Goldman Sachs & Co. LLC, Barclays Capital Inc., Citigroup and Wells Fargo Securities, LLC are acting as joint-book running managers and Goldman Sachs & Co. LLC and Barclays Capital Inc. are acting as representatives of the underwriters for the offering.  The underwriters may offer the common shares in transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at either market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the offering, Eversource Energy has entered into a forward sale agreement with Goldman Sachs & Co. LLC, referred to in such capacity as the forward counterparty, pursuant to which Eversource Energy has agreed to settle the forward sale agreement and receive proceeds, subject to certain adjustments, in multiple settlements on or prior to May 29, 2020, which is the scheduled final settlement date under the forward sale agreement. Eversource Energy will not initially receive any proceeds from the sale of its shares by the forward counterparty to the underwriters.

Eversource Energy intends to use any net proceeds (i) that it receives upon settlement of the sale of the common shares offered directly by Eversource Energy hereby and (ii) upon settlement of the forward sale agreement to repay a portion of its outstanding short-term debt under the Eversource Energy’s commercial paper program, to fund capital spending to enhance reliability and fund clean energy initiatives and for general corporate purposes. The offering is expected to close on June 4, 2019, subject to the satisfaction of customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The public offering of the common shares is being made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission, or SEC. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. In addition, copies of the prospectus and final prospectus supplement relating to the common shares offered in the offering may be obtained when available by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com; or Barclays Capital Inc., Attn: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-888-603-5847, or by email at barclaysprospectus@broadridge.com.

About Eversource:

Eversource Energy (NYSE: ES), the #1 energy efficiency provider in the nation, transmits and delivers electricity and natural gas and supplies water to approximately 4 million customers in Connecticut, Massachusetts and New Hampshire. Eversource harnesses the commitment of about 8,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service.

Forward Looking Statement:

This release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify our forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause our actual results to differ materially from those contained in our forward-looking statements, including, but not limited to:

•                  cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers,

•                  acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our transmission and distribution systems,

•                  ability or inability to commence and complete our major strategic development projects and opportunities,

•                  actions or inaction of local, state and federal regulatory, public policy and taxing bodies,

•                  substandard performance of third-party suppliers and service providers,

•                  fluctuations in weather patterns, including extreme weather due to climate change,

•                  changes in business conditions, which could include disruptive technology related to our current or future business model,

•                  increased conservation measures of customers and development of alternative energy sources,

•                  contamination of, or disruption in, our water supplies,

•                  changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability,

•                  changes in levels or timing of capital expenditures,

•                  disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly,

•                  changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations,

•                  changes in accounting standards and financial reporting regulations,

•                  actions of rating agencies, and

•                  other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, except as required by federal securities laws, and Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

CONTACT:

Jeffrey R. Kotkin

860-665-5154

jeffrey.kotkin@eversource.com

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